Exhibit 99.3

FOLD HOLDINGS, INC.

2025 INCENTIVE AWARD PLAN

STOCK OPTION GRANT NOTICE

Fold Holdings, Inc., a Delaware corporation (the “Company”) has granted to the participant listed below (“Participant”) the stock option (the “Option”) described in this Stock Option Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Fold Holdings, Inc. 2025 Incentive Award Plan (as amended from time to time, the “Plan”) and the Stock Option Agreement attached hereto as Exhibit A and the addendum attached thereto (the “Addendum” and, together with the Grant Notice and Stock Option Agreement, the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:

Grant Date:

Exercise Price per Share:	[For U.S. taxpayers, no less than 100% of the FMV on the Grant Date (or 110% of the FMV on the Grant Date for ISOs granted to 10% stockholders)]

Shares Subject to the Option:

Final Expiration Date:	[To be no later than 10th anniversary of Grant Date (or 5th anniversary for ISOs granted to 10% stockholders)]
Vesting Commencement Date:

Vesting Schedule:	[FOR GRANTS TO PARTICIPANTS OTHER THAN NON-EMPLOYEE DIRECTORS:

[FOR EXECUTIVES: One-fourth (1/4th) of the total number of Shares subject to the Option shall vest and become exercisable on each of the first four (4) anniversaries of the Vesting Commencement Date, subject to Participant’s continued status as an Employee through the applicable vesting date.]

[FOR NON-EXECUTIVES: One-fourth (1/4th) of the total number of Shares subject to the Option shall vest and become exercisable on the first anniversary of the Vesting Commencement Date, and one-sixteenth (1/16th) of the total number of Shares subject to the Option shall vest and become exercisable on each of the first twelve (12) three (3)-month anniversaries of the Vesting Commencement Date thereafter, subject to Participant’s continued status as [an Employee / a Consultant] through the applicable vesting date.]

Notwithstanding the foregoing, if Participant incurs a Termination of Service as [an Employee / a Consultant] by reason of Participant’s death or a termination by the Company or a Subsidiary thereof due to Participant’s Disability, the Option shall vest and become exercisable in full (to the extent then-unvested) upon such Termination of Service.

[Stock Option Grant Notice]

Further notwithstanding the foregoing, if a Change in Control is consummated and within twelve (12) months following the consummation of such Change in Control, Participant incurs a Termination of Service as [an Employee / a Consultant] due to a termination by the Company or a Subsidiary thereof without Cause [or due to Participant’s resignation for Good Reason] (any such termination, a “Qualifying CIC Termination”), then subject to Participant timely executing and not revoking a release of claims in a form prescribed by the Company (a “Release”) that becomes effective and irrevocable no later than sixty (60) days following the date of such Termination of Service (or such earlier date as set forth in the Release) (the date such Release becomes effective and irrevocable, the “Release Effective Date”), the Option shall vest and become exercisable in full (to the extent then-unvested) upon the Release Effective Date. For the avoidance of doubt, if the Release does not become effective and irrevocable on or prior to the sixtieth (60th) day following the Qualifying CIC Termination, then the Option (to the extent not then-vested) shall be canceled and forfeited without payment of any consideration therefor on the sixtieth (60th) day following such Termination of Service, and Participant shall have no further right to or interest in such forfeited Option.

Definitions:	For purposes hereof, the following terms shall have the respective meanings set forth below:

[“Good Reason” shall have the meaning set forth in the Fold Holdings, Inc. Executive Severance Plan.]

Type of Option:	[Incentive Stock Option]/[Non-Qualified Stock Option]

By accepting (whether in writing, electronically or otherwise) the Option, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. In addition, Participant acknowledges and agrees to be bound by the forfeiture provisions related to the Restrictive Covenants (as defined in Exhibit A) set forth in Section 2.2(b) of the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

FOLD HOLDINGS, INC.	PARTICIPANT

By:
Name:	[Participant Name]
Title:

Exhibit A

STOCK OPTION AGREEMENT

Capitalized terms not specifically defined in this Agreement and the Addendum attached hereto shall have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.
GENERAL

1.1 Grant of Option. The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the “Grant Date”).

1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control, unless it is expressly specified in this Agreement or the Grant Notice that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in this Agreement which provides supplemental or additional terms not inconsistent with the Plan. If the Addendum applies to Participant, in the event of a conflict between the terms of this Agreement or the Plan and the provisions in the Addendum, the terms and conditions in the Addendum shall control.

ARTICLE II.
PERIOD OF EXERCISABILITY

2.1 Commencement of Exercisability. The Option will vest and become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”) except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole vested Share has accumulated.

2.2 Forfeiture.

(a) Except as otherwise set forth in the Grant Notice, the Plan or this Agreement, and unless the Administrator otherwise determines, the Option will immediately expire and be forfeited as to any portion of the Option that is not vested and exercisable as of Participant’s Termination of Service as [an Employee / a Consultant] for any reason (after taking into consideration any accelerated vesting and exercisability which may occur in connection with such Termination of Service, if any).

(b) In consideration of the grant of the Option hereunder, and further as a material inducement for the Company to enter into this Agreement with Participant and to grant Participant the Option, Participant hereby acknowledges and agrees that, at the Company’s request, Participant shall enter into one or more agreements (in a form to be provided by the Company or any of its Subsidiaries) with the Company or any of its Subsidiaries setting forth restrictive covenants in favor of the Company and its Subsidiaries (the restrictive covenants set forth in any such agreement(s) (including any such agreement entered into prior to the Grant Date), collectively, the “Restrictive Covenants”). In the event that Participant breaches any Restrictive Covenant, then to the greatest extent permitted by Applicable Law and except as otherwise determined by the Administrator, the Option (whether vested or unvested) will automatically be forfeited and cancelled as of such breach without payment.

2.3 Duration of Exercisability. The Vesting Schedule is cumulative. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires. The Option will be forfeited immediately upon its expiration.

2.4 Expiration of Option. Except as may be extended in accordance with Section 5.3 of the Plan, the Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:

(a) The final expiration date in the Grant Notice;

(b) Except as the Administrator may otherwise approve, the expiration of one (1) month from the date of Participant’s Termination of Service as [an Employee / a Consultant] due to Participant’s resignation [without Good Reason];

(c) Except as the Administrator may otherwise approve, the expiration of one (1) year from the date of Participant’s Termination of Service as [an Employee / a Consultant] by reason of Participant’s death or Disability or a Qualifying CIC Termination;

(d) Except as the Administrator may otherwise approve, the expiration of three (3) months from the date of Participant’s Termination of Service as [an Employee / a Consultant] for any reason not described in Section 2.4(b) or (c); and

(e) Except as the Administrator may otherwise approve, Participant’s Termination of Service for Cause or breach of any Restrictive Covenant.

ARTICLE III.
EXERCISE OF OPTION

3.1 Person Eligible to Exercise. During Participant’s lifetime, only Participant may exercise the Option. After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s Designated Beneficiary as provided in the Plan.

3.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.

3.3 Tax Withholding; Exercise Price.

(a) Subject to Section 3.3(b) and 3.3(c), payment of the exercise price and/or applicable withholding tax obligations with respect to the Option may be by any of the following, or a combination thereof, as determined by [the Company in its sole discretion / Participant or the Administrator]

(i) Cash, wire transfer of immediately available funds or check;

(ii) By delivery of Shares, including Shares delivered by attestation then-owned by Participant, valued at their fair market value on the date of delivery;

(iii) By the Company withholding Shares otherwise issuable upon exercise of the Option in satisfaction of any withholding tax obligations, valued at their fair market value on the exercise date;

(iv) If Participant is not subject to Section 13(k) of the Exchange Act with respect to the Company or its Subsidiaries, with the consent of the Administrator and for payment of the exercise price only, by delivery of a promissory note, in a form determined by or acceptable to the Administrator, or other property that the Administrator determines is good and valuable consideration; or

(v) By any combination of (i) - (iv) above.

(b) Unless [the Company / Participant or the Administrator] otherwise determines, payment of the exercise price and any applicable withholding tax obligations with respect to the Option shall be by [delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the applicable exercise price and tax withholding obligations] / [delivery (including electronically or telephonically to the extent permitted by the Company) by Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company that Participant has placed a market sell order with such broker with respect to Shares then-issuable upon exercise of the Option, and that the broker has been directed to deliver promptly to the Company funds sufficient to satisfy the applicable exercise price and tax withholding obligations; provided, that payment of such proceeds is then made to the Company at such time as may be required by the Administrator].

(c) The number of Shares which may be so withheld or surrendered pursuant to Section 3.3(b) above shall be limited to the number of Shares which have a fair market value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income, in accordance with Section 9.5 of the Plan.

(d) Participant acknowledges that Participant is ultimately liable and responsible for the exercise price and all taxes owed in connection with the Option, regardless of any action the Company or any Subsidiary or affiliate thereof or any EOR (as defined below) takes with respect to any tax withholding obligations that arise in connection with the Option. None of the Company, any Subsidiary or any affiliate thereof nor any EOR makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or exercise of the Option or the subsequent sale of Shares. The Company and its Subsidiaries and affiliates do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax liability. To the extent the Addendum is applicable to Participant, the Addendum sets out applicable tax provisions (if any) for Participant.

3.4 Representation(a). Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Option and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

ARTICLE IV.
OTHER PROVISIONS

4.1 Adjustments. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.2 Claw-back. The Option and the Shares issuable pursuant to the Option shall be subject to the Company’s Policy for Recovery of Erroneously Awarded Compensation, as well as any other claw-back or recoupment policy in effect on the Grant Date or that may be adopted or maintained by the Company following the Grant Date.

4.3 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s [People Manager] at the Company’s principal office or the [People Manager]’s then-current email address. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address or email address in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service (or local equivalent if Participant is located outside the United States), when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.4 Special Provisions for Options Granted to Participants Outside the United States. Notwithstanding any other provisions of this Agreement, if Participant performs services for the Company or any of its Subsidiaries or affiliates outside of the United States, including as an employee of a professional employer organization, employer of record or similar third party services provider (each, an “EOR”), the Option shall be subject to the special terms, conditions and provisions, if any, for Participant’s country of residence as set forth in the Addendum (the “Non-U.S. Provisions”). If Participant relocates to one of the countries included in the Addendum while the Option is outstanding, the special terms, conditions and provisions contained in the Addendum for such country shall apply to Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Addendum constitutes part of this Agreement. The Company reserves the right to impose other requirements on the Option and the Shares delivered upon exercise of the Option, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

4.5 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.6 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.7 Successors and Assigns. The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.8 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.9 Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof; provided, however, that this Agreement shall not modify (and shall be subject to the terms and conditions of) any employment, consulting and/or severance agreement, including, for the avoidance of doubt, the Fold Holdings, Inc. Executive Severance Plan (if Participant is a participant thereunder), between the Company or a Subsidiary or affiliate thereof and Participant in effect as of the date a determination is to be made under this Agreement.

4.10 Severability. If any portion of the Grant Notice or this Agreement or any action taken under the Grant Notice or this Agreement, in any case is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Grant Notice and/or this Agreement (as applicable), and the Grant Notice and/or this Agreement (as applicable) will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

4.11 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms of this Agreement.

4.12 Not a Contract of Employment or Service. Nothing in the Plan, the Grant Notice or this Agreement (including the Addendum) confers upon Participant any right to continue in the employ or service of the Company, any of its Subsidiaries or affiliates or any EOR or interferes with or restricts in any way the rights of the Company, any of its Subsidiaries or affiliates or any EOR, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or any of its Subsidiaries or affiliates or any EOR (as applicable) and Participant.

4.13 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

4.14 Incentive Stock Options. If the Option is designated as an Incentive Stock Option:

(a) Participant acknowledges that to the extent the aggregate fair market value of shares (determined as of the time the option with respect to the shares is granted) with respect to which stock options intended to qualify as “incentive stock options” under Section 422 of the Code, including the Option, are exercisable for the first time by Participant during any calendar year exceeds $100,000 or if for any other reason such stock options do not qualify or cease to qualify for treatment as “incentive stock options” under Section 422 of the Code, such stock options (including the Option) will be treated as non-qualified stock options. Participant further acknowledges that the rule set forth in the preceding sentence will be applied by taking the Option and other stock options into account in the order in which they were granted, as determined under Section 422(d) of the Code. Participant also acknowledges that if the Option is exercised more than three months after Participant’s Termination of Service as an Employee, other than by reason of death or disability, the Option will be taxed as a Non-Qualified Stock Option.

(b) Participant will give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or other transfer is made (i) within two years from the Grant Date or (ii) within one year after the transfer of such Shares to Participant. Such notice will specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

4.15 Governing Law. The Grant Notice and this Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

* * * * *

ADDENDUM

SPECIAL PROVISIONS FOR PARTICIPANTS OUTSIDE THE UNITED STATES

This Addendum includes special terms and conditions applicable to Participants in the countries below. These terms and conditions are in addition to those set forth in the Agreement and the Plan and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Agreement, these terms and conditions shall prevail. Any capitalized term used in this Addendum without definition shall have the meaning ascribed to such term in the Plan or the Agreement, as applicable.

This Addendum also includes information relating to issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities and other laws in effect in the respective countries as of April 2025. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be outdated when Participant vests in the Option, exercises the Option and acquires Shares, or when Participant subsequently sells Shares acquired under the Plan.

In addition, the information is general in nature and may not apply to the particular situation of Participant, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable to Participant.

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UNITED KINGDOM

The following provisions shall be added to the Agreement:

No Rights to Compensation. Nothing in this Agreement or in the Plan shall give Participant any rights to compensation or damages including, without limitation, for any loss or potential loss that Participant may suffer by reason of the forfeiture of the Option or Shares as a result of the termination of the Plan or the Agreement or the lapsing of the Option as a result of Participant’s Termination of Service including where any Termination of Service is subsequently held to be wrongful or unfair.

Release. References to a “Release” when used in the Plan or in the Agreement shall be in a form prescribed by the Company or Participant’s Employer (as defined below) and shall be in full and final settlement of all and any rights and claims that Participant may have against the Company and its Subsidiaries and affiliates (and any EOR) arising out of Participant’s Termination of Service (including both contractual and statutory employment claims).

Special Tax Consequences.

(a) References to “applicable withholding tax obligations” and any similar phrases relating to tax obligations when used in the Plan or in the Agreement shall include income tax, employee’s National Insurance contributions and (at the discretion of the Company and to the extent permitted by law) employer’s National Insurance contributions or other similar taxes arising in any jurisdiction (any, a “Tax Liability”) that are attributable to (i) the grant or vesting of, or any benefit derived by Participant from, the Option or the Shares acquired on exercise of the Option; (ii) the transfer or issuance of Shares to Participant upon exercise of the Option; (iii) any restrictions applicable to any Shares held by Participant ceasing to apply thereto; or (iv) the disposal of any Shares (each event referred to as a “Taxable Event”). Participant will indemnify and keep indemnified the Company and his or her employing company (including an EOR) (the “Employer”), from and against any liability for or obligation to pay any Tax Liability that arises in consequence of any Taxable Event.

(b) Participant undertakes that, upon request by the Company, he or she will (on or within 14 days of acquiring the Shares) join with his or her Employer in electing, pursuant to Section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) that, for relevant tax purposes, the market value of the Shares acquired on exercise of the Option on any occasion will be calculated as if the Shares were not restricted and Sections 425 to 430 (inclusive) of ITEPA are not to apply to such Shares.

(c) Participant agrees that if Participant does not pay, or his/her Employer or the Company does not withhold from Participant, the full amount of any income tax arising in respect of any Taxable Event (and to the extent such income tax pertains to a “notional payment” as defined in Section 222(1)(a) of ITEPA) within ninety (90) days after the end of the tax year in which the notional payment is treated as having been made (for the purposes of Section 222 of ITEPA), or such other period specified in Section 222(1)(c) of ITEPA, (the “Relevant Period”) then the amount of income tax and employee’s National Insurance contributions that should have been withheld in respect of the notional payment shall constitute a loan owed by Participant to the Employer, effective from the end of the Relevant Period. Participant agrees that the loan will bear interest at His Majesty’s Revenue and Customs’ official rate and will be immediately due and repayable by Participant, and the Company and/or the Employer may recover it at any time thereafter by: (i) withholding the funds from salary, bonus or any other funds due to Participant by the Employer; (ii) withholding Shares otherwise issuable upon exercise of the Option or all or a portion of the cash proceeds otherwise due to Participant from the sale of Shares; or (iii) demanding cash or a cheque from Participant. Participant also authorizes the Company to delay the issuance of any Shares to Participant unless and until the loan is repaid in full.

(d) Notwithstanding the foregoing, if Participant is an executive officer or director (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that Participant is an executive officer or director and the full amount of any income tax arising in respect of any Taxable Event (to the extent such income tax pertains to a “notional payment” as defined in Section 222(1)(a) of ITEPA) is not collected from or paid by Participant within ninety (90) days after the end of the tax year in which the notional payment is treated as having been made (for the purposes of Section 222 of ITEPA), or such other period specified in Section 222(1)(c) of ITEPA, the amount of any uncollected income tax may constitute a benefit to Participant on which additional income tax and National Insurance contributions may be payable. Participant acknowledges that the Company or the Employer may recover any such additional income tax and (to the extent permitted by law) National Insurance contributions at any time thereafter by any of the means referred to in this Agreement or the Plan.

Data Protection. The Company, its Subsidiaries and its affiliates will collect and process information relating to Participant in accordance with the data privacy notice which is available on the Company’s intranet.

Disability. Notwithstanding the definition in the Plan, references to “Disability” when used in the Plan or in the Agreement shall mean that Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to have a substantial and long-term negative effect on Participant’s ability to carry out normal daily activities (as determined by the Administrator in its sole discretion).

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DENMARK

The following provisions shall be added to the Agreement:

Tax Withholding. The Company or any Subsidiary or affiliate thereof (as determined by the Administrator) shall have the power and right to deduct, withhold or collect any tax, social security contribution, payroll tax or other amount of other tax-related withholding obligations required by law or regulation to be withheld with respect to any taxable event arising with respect to the grant or exercise of the Option (collectively, the “Withholding Amount”). This Withholding Amount may be: (a) withheld from other amounts due to Participant; (b) withheld from the value of any vested Options being exercised; or (c) collected directly from Participant. The Withholding Amount may relate to amounts due in more than one jurisdiction and in all cases shall be as determined by the Company or the applicable Subsidiary or affiliate in its discretion.

Securities Disclaimer. Participation in the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in Denmark.

Stock Option Act.

(a) By accepting this Option, Participant acknowledges that he or she received an Employer Statement, translated into Danish, which is being provided to comply with the Danish Stock Option Act (the “Act”), to the extent that the Act applies to the Option. If applicable, to the extent more favorable and required to comply with the Act, the terms set forth in the Employer Statement will apply to Participant’s participation in the Plan.

(b) Please be aware that as set forth in Section 1 of the Act, the Act only applies to “employees” as that term is defined in Section 2 of the Act. If Participant is a member of the registered management of an affiliate of the Company or Subsidiary or affiliate in Denmark or otherwise does not satisfy the definition of employee, Participant will not be subject to the Act and the Employer Statement will not apply to him or her.

(c) Further, the Act has been revised with effect from January 1, 2019.  As a result of the amendments, the termination provisions under the Plan and this Agreement will apply for any Awards granted after January 1, 2019.  The relevant termination provisions are detailed in the Plan, this Agreement and the Employer Statement.

Exchange Control Information. If Participant establishes an account holding cash outside Denmark, Participant must report the account to the Danish Tax Administration. The form which should be used in this respect can be obtained from a local bank. (Please note that these obligations are separate from and in addition to the obligations described below.)

Foreign Asset/Account Reporting Information. If Participant establishes an account holding Shares or cash outside of Denmark, Participant shall report the account to the Danish Tax Administration. The form which shall be used to make the report can be obtained from a local bank. (Please note that these obligations are separate from and in addition to the obligations described above.)

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NIGERIA

The following provision shall be added to the Agreement:

Exchange Control Information.

(a) Restrictions apply to the remittance of funds abroad, which may impact Participant’s ability to pay the exercise price with funds in Nigeria. If Participant exercises the Option by way of a cashless method of exercise, no restrictions should apply because no funds will be remitted out of Nigeria.

(b) Participant is responsible for ensuring compliance with all exchange control laws and applicable regulations in Nigeria, and Participant should consult his or her legal advisor prior to the acquisition or sale of the Shares under the Plan to ensure compliance with current regulations.